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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statement of Loral Corporation and Subsidiaries on Form S-3 of our report dated May 11, 1995, which includes an explanatory paragraph regarding changes in 1993 in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in Notes 6 and 9 to the consolidated financial statements, on our audits of the consolidated financial statements of Loral Corporation and Subsidiaries as of March 31, 1995 and 1994, and for the years ended March 31, 1995, 1994 and 1993, which report is incorporated by reference in this registration statement on Form S-3. We also consent to the reference to our firm under the caption "Experts".


                                 /s/ Coopers & Lybrand L.L.P.



1301 Avenue of the Americas
New York, NY 10019
May 30, 1995